EXHIBIT 21.1

SUBSIDIARIES

Name of Company	Jurisdiction of Organization
CXJ Investment Group Co., Ltd.	BVI

CXJ (HK) Technology Group Co., Ltd.	HK

CXJ (Shenzhen) Technology Co., Ltd.	PRC

CXJ Technology (Hangzhou) Co., Ltd.	PRC

(1) CXJ Investment Group Co., Ltd. is a wholly owned subsidiary of CXJ Group Co., Limited

2) CXJ (HK) Technology Group Co., Ltd is a wholly owned subsidiary of CXJ Investment Group Co., Ltd.

3) CXJ (Shenzhen) Technology Co., Ltd is as wholly owned subsidiary of CXJ (HK) Technology Group Co., Ltd.

4) CXJ Technology (Hangzhou) Co., Ltd is fully controlled (VIE agreement) by CXJ (Shenzhen) Technology Co., Ltd.